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                                                                    Exhibit 6

                                   FOCAL, INC.
                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This Amendment No. 2 (this "Amendment"), dated as of April 25, 2001, to the Preferred Shares Rights Agreement dated as of December 17, 1997 (the "Rights Agreement"), is by and between Focal, Inc., a Delaware corporation (the "Company"), and Wells Fargo Bank Minnesota, N.A., as successor to Norwest Bank Minnesota, N.A., (the "Rights Agent").

         WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

         WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

         WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (the "Genzyme Merger Agreement"), among Genzyme Corporation, a Massachusetts corporation ("Genzyme"), Sammy Merger Corp., a Delaware corporation and a direct wholly-owned subsidiary of Genzyme, and the Company;

         WHEREAS, the Board of Directors of the Company has determined that the Genzyme Merger Agreement and the terms and conditions set forth therein and the transactions contemplated thereby, including, without limitation, the Merger (as defined in the Genzyme Merger Agreement), are fair to and in the best interests of the Company and its shareholders; and

         WHEREAS, the Board of Directors of the Company has determined, in connection with its contemplation of the Genzyme Merger Agreement, that it is necessary and desirable to amend the Rights Agreement to exempt the Genzyme Merger Agreement and the transactions contemplated thereby, including, without limitation, the Merger, from the application of the Rights Agreement as set forth in this Amendment.

         NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

1. Acting in accordance with Section 27 of the Rights Agreement, the first subparagraph of Section 1, the definition of "Acquiring Person," is hereby amended and restated so that such subparagraph reads in its entirety as follows:

         "ACQUIRING PERSON" shall mean any person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any entity holding Common Shares for or pursuant to the terms of any such plan, or (v) Genzyme Corporation, a Massachusetts corporation ("Genzyme"), if but only if, Genzyme would become the Beneficial Owners of 15% or more of the Common Shares then outstanding as a result of purchases ("Permitted Purchases") by Genzyme of Common Shares pursuant to Section 1, 7.1 or 8.3 of that

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         certain Stock Purchase Agreement dated October 21, 1999 between Genzyme and the Company, as modified by that certain letter agreement between the Company and Genzyme dated as of April 24, 2001. Notwithstanding anything in this Rights Agreement to the contrary, neither Genzyme, nor Sammy Merger Corp., a Delaware corporation and a wholly-owned subsidiary of Genzyme ("Sub"), nor any of Genzyme's Affiliates or Associates shall become an Acquiring Person as a result of the approval, execution, delivery or performance of (i) the Agreement and Plan of Merger, dated as of April 24, 2001, among Genzyme, Sub and the Company (as it may be amended or supplemented from time to time, the "Genzyme Merger Agreement"), (ii) the Voting Agreements (as defined in the Genzyme Merger Agreement) (as each such Voting Agreements may be amended or supplemented from time to time with the consent of the Company), or (iii) the consummation of the transactions contemplated thereby, including the Merger (as defined in the Genzyme Merger Agreement) (such approval, execution, delivery, performance and consummation being referred to herein as the "Permitted Merger Events", and together with Permitted Purchases, "Permitted Events"). Notwithstanding any of the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 15% or more of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, (i) if a majority of the Continuing Directors then in office determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), or (B) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Agreement; and (ii) if, as of the date hereof, any Person is Beneficial Owner of 15% or more of the Common Shares outstanding, such Person shall not be or become an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than

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         pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 15% or more of the Common Shares then outstanding."

         2. Section 1(jj) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

         "Notwithstanding anything in this Rights Agreement to the contrary, a Shares Acquisition Date shall not occur or be deemed to occur as a result of any Permitted Event."

         3. Section 3(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence to the end thereof:

         "Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not occur or be deemed to occur as a result of any Permitted Event."

         4. Section 1(s) of the Rights Agreement is hereby amended by deleting it and replacing it with the following:

         "(s) "FINAL EXPIRATION DATE" shall mean the earlier of (x) January 28, 2007 and (y) the closing of the transactions contemplated by the Genzyme Merger Agreement."

         5. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         6. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument.

         7. This Amendment shall be deemed effective as of the date first set forth above and immediately prior to the execution of the Genzyme Merger Agreement. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

         8. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         9. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.


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         IN WITNESS WHEREOF, the parties have caused this Amendment No. 2 to
Rights Agreement to be executed in counterparts as of the date first written above.


ATTEST:                                       FOCAL, INC.


By: /s/ Harry R. Trout III                    By: /s/ Ronald S. Rudowsky
    -------------------------                   -----------------------------
    Name: Harry R. Trout III                    Name:  Ronald S. Rudowsky
    Title: Chief Financial Officer              Title: President and Chief
                                                       Executive Officer

                                              WELLS FARGO BANK MINNESOTA, N.A.
                                              As Rights Agent

                                              By: /s/ Beverly Robinson
                                                 -----------------------------
                                                 Name:  Beverly Robinson
                                                 Title: Assistant Vice President

                                              By: /s/ Karri Van Dell
                                                 -----------------------------
                                                 Name:  Karri Van Dell
                                                 Title: Vice President












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